PROCEPT BioRobotics Appoints Elisabeth Sandoval to Board of Directors

REDWOOD CITY, Calif., October. 26, 2021 -- PROCEPT® BioRobotics Corporation (Nasdaq: PRCT), a surgical robotics company focused on advancing patient care by developing transformative solutions in urology, today announced the appointment of Elisabeth Sandoval to its Board of Directors.

Ms. Sandoval currently serves as a consultant to the pharmaceutical industry and is a member of the board of directors of Intersect ENT, Inc., Satsuma Pharmaceuticals, Inc. and Vyne Therapeutics, Inc. She is also on the Board of privately held Alastin Skincare. Ms. Sandoval previously served as the Chief Commercial Officer and Executive Vice President of Corporate Strategy at Alder Biopharmaceuticals. She was Chief Commercial Officer for Kythera Biopharmaceuticals and spent over 20 years at Allergan in a variety of commercial leadership roles of increasing responsibility.

“Ms. Sandoval is an accomplished healthcare executive. Her experience aligns with our current commercial strategies we are undertaking to accelerate the adoption of Aquablation therapy to become the standard of care for BPH,” said Reza Zadno, Procept BioRobotics CEO. "Ms. Sandoval’s well-rounded commercial experience and success reflects our focus on adding expertise to the board that will help oversee our rapid growth trajectory.”

"I am pleased to join PROCEPT BioRobotics’ Board of Directors and be a part of a company dedicated to improving the lives of men suffering from lower urinary tract symptoms (LUTS) due to BPH. I strongly believe my experience can help the company achieve their long-term growth objectives,” said Ms. Sandoval.

With the appointment of Ms. Sandoval, the Board of Directors of PROCEPT BioRobotics Corporation increased the number of directors on the Board to nine members.

About PROCEPT BioRobotics Corporation
PROCEPT is a surgical robotics company focused on advancing patient care by developing transformative solutions in urology. PROCEPT develops, manufactures and sells the AquaBeam Robotic System, an advanced, image-guided, surgical robotic system for use in minimally-invasive urologic surgery with an initial focus on treating benign prostatic hyperplasia, or BPH. BPH is the most common prostate disease and impacts approximately 40 million men in the United States. PROCEPT designed Aquablation therapy to deliver effective, safe and durable outcomes for males suffering from lower urinary tract symptoms, or LUTS, due to BPH that are independent of prostate size and shape or surgeon experience. PROCEPT has developed a significant and growing body of clinical evidence, which includes nine clinical studies and over 100 peer-reviewed publications, supporting the benefits and clinical advantages of Aquablation therapy.

Investor Contact:
Gilmartin Group
Matt Bacso, CFA
Matt.bacso@gilmartinir.com